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                                                                    EXHIBIT 99.2
[PACIFICARE(R) LOGO]
HEALTH SYSTEMS
                                                       3120 LAKE CENTER DRIVE
                                                     SANTA ANA, CALIFORNIA 92704
                                                          TEL (714) 825-5200
NEWS RELEASE
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CONTACT:              David K. Erickson           Ben Singer
                      Investor Relations          Media Relations
                      714/825-5491                714/825-5120

FOR IMMEDIATE RELEASE

                 PACIFICARE'S CEO ANNOUNCES RETIREMENT FOR 2001
         Expresses Optimism on Company's Future and Role in Health Care

SANTA ANA, CALIF., FEBRUARY 10, 2000 - PacifiCare Health Systems, Inc. (Nasdaq:
PHSY) announced today that its President and CEO, Alan R. Hoops, intends to retire as head of the $10 billion managed care company by March 31, 2001. He will continue as president and CEO until his retirement and will lead the search for his successor together with PacifiCare's Board of Directors.

         Hoops, 52, joined PacifiCare as one of its first employees in 1977, was the architect of the Secure Horizons program and later led the rapid expansion of PacifiCare in the 1990s. He assumed the role of president and CEO in April 1993 when he replaced his long-time mentor and PacifiCare co-founder Terry Hartshorn.

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HOOPS ANNOUNCEMENT
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         "Our prospects for the future are bright, and I believe PacifiCare is in a strong position to be able to make a change in leadership at this time. We've had 20 years of growth since our inception and have emerged as one of the strongest health care franchises in the West," Hoops said. "Our reorganization has given us a stronger and more diversified foundation by which to grow our business in the future - both in our HMO operations and the other new businesses we expect to bring along this year. PacifiCare has a very clear and compelling future, and I'm pleased to have led the company to this point."

         Under Hoops' direction, PacifiCare's Secure Horizons became the nation's largest Medicare+Choice health plan product (HMO), serving more than 1 million Medicare beneficiaries in nine states. The company also became a major commercial HMO and one of California's largest managed care insurers. More recently, the company completed the acquisition of the Harris Methodist Health Plans of Texas, and immediately moved from that state's sixth-largest HMO to its second largest.

         "In 1994 I told our management team that I thought we could go from being a $2 billion company to a $10 billion company in five years," he added. "We've done that and have many opportunities to climb to the next level in this decade, starting with our expected strong growth this year. I plan on setting the stage in the next 12 months to ensure my successor inherits a strong PacifiCare, just as I did."

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HOOPS ANNOUNCEMENT
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         Hoops reiterated his admiration for and confidence in the company's current management team. "The growth of PacifiCare over time is the result of the strong contributions of all who work here. We have tremendous breadth of management that continues to profitably seize the opportunities before us," said Hoops. Commenting on the recent appointment of Brad Bowlus as president and CEO of PacifiCare's Health Plans division, Hoops continued, "Since Brad joined us in 1994, he has demonstrated the ability to assume increased responsibilities with every promotion. I'm very confident in his leadership capabilities and expect he will play an even greater role in PacifiCare's future."

         PacifiCare Health Systems is one of the nation's leading managed health care services companies. Primary operations include managed care products for Medicare beneficiaries and employer groups in nine states and Guam, serving approximately 4 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services, pharmacy benefit management and Medicare+Choice management services. More information on PacifiCare Health Systems can be obtained at http://www.pacificare.com.

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